Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Globus Medical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $.001 per share	457(f)(1) 457(c)	41,555,993	43.47	$1,806,439,015.71	0.00011020	$199,069.58

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts (3)					$1,806,439,015.71		$199,069.58

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fees Due							$199,069.58

(1)

Represents the estimated maximum number of shares of Class A Common Stock of Globus Medical, Inc. (“Globus”), par value $0.001 per share, estimated to be issued to holders of NuVasive, Inc. (“NuVasive”) common stock, par value $0.001 per share, and to holders of certain NuVasive restricted stock units and performance-based restricted stock units, in connection with the consummation of the merger of Zebra Merger Sub, Inc. a wholly owned subsidiary of Globus, with and into NuVasive, with NuVasive surviving as a wholly-owned subsidiary of Globus (the “Merger”), as described in this joint proxy statement/prospectus. The number of shares of Globus Class A Common Stock being registered is based upon the product of (A) 0.75, the exchange ratio for the Merger and (B) the sum of (i) 52,348,291, the number of shares of NuVasive common stock outstanding as of March 3, 2023, (ii) 1,841,700, the number of shares of NuVasive common stock issuable in respect of NuVasive restricted stock units outstanding as of March 3, 2023 or that may be granted after such date and prior to completion of the Merger, (iii) 1,107,348, the number of shares of NuVasive common stock issuable in respect of NuVasive performance-based restricted stock units outstanding as of March 3, 2023 or that may be granted after such date and prior to completion of the Merger; and (iv) 110,651, the number of shares of NuVasive common stock issuable in respect of purchase rights exercised under NuVasive’s Employee Stock Purchase Plan.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rules 457(f)(1) and 457(c) of the Securities Act. The proposed maximum aggregate offering price of Globus’s Class A Common Stock was calculated on the basis of (i) $43.47, the average of the high and low prices per share of NuVasive common stock, on NASDAQ Global Select Market on March 7, 2023 multiplied by (ii) 41,555,993, the maximum number of shares of NuVasive common stock estimated to be cancelled and exchanged in the Merger.

(3)	Calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.